Exhibit 23.1
Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 11, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Digital Yearbook, Inc.
Tucson, Arizona

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Digital Yearbook, Inc. of our report dated February 23, 2010, relating to the financial statements of Digital Yearbook, Inc., a Nevada Corporation, as of and for the periods ending December 31, 2009 and 2008 and for the period from June 5, 2007 (inception) through December 31, 2009.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI